UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 24, 2008
MASTEC, INC.
(Exact Name of Registrant as Specified in Its Charter)
Florida
(State or Other Jurisdiction of Incorporation)

Florida	0-08106	65-0829355

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134
(Address of Principal Executive Offices) (Zip Code)
(305) 599-1800
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
On January 24, 2008, MasTec North America, Inc., a Florida corporation (“MasTec NA”) and wholly-owned subsidiary of MasTec, Inc., a Florida corporation (“MasTec” or the “Company”), and ATLAS Traffic Management Systems LLC, a Delaware limited liability company (“Atlas”) entered into a settlement agreement (the “Settlement Agreement”) to settle previously disclosed warranty, indemnification and other claims primarily relating to work MasTec NA had performed on the state Department of Transportation projects it had sold to Atlas pursuant to the amended and restated asset purchase agreement between the parties dated February 14, 2007 (the “Amended Asset Purchase Agreement”), amending and restating the asset purchase agreement between the parties dated November 9, 2006 (the “Original Asset Purchase Agreement”). In connection with the Settlement Agreement, the parties also agreed to further amend and restate the Amended Asset Purchase Agreement effective as of January 24, 2008 (the “Revised Amended Agreement”).
Under the terms of the Settlement Agreement, MasTec NA paid $6 million in cash and obtained from Atlas a covenant not to sue and general release from nearly all obligations owed by MasTec NA and its affiliates to Atlas under the Amended Asset Purchase Agreement, including warranty and other indemnification obligations. The Revised Amended Agreement, among other things, deleted substantially all of MasTec NA’s representations and warranties and indemnification obligations set forth in the Amended Asset Purchase Agreement, reduced the term of MasTec NA’s covenants against competition and solicitation of customers, suppliers and other third parties (other than Atlas employees) from the five year period ending February 13, 2012 to the four year period ending February 13, 2011 and released MasTec NA from its covenant not to compete in the following states: Arizona, Nevada, Colorado, Oklahoma, New Mexico, Missouri and Minnesota. As a result of the settlement, MasTec will record a charge of $1.5 million, which will be reflected in MasTec’s loss from discontinued operations for the quarter ended December 31, 2007 and which is in addition to the $4.5 million estimated charge reflected in MasTec’s loss from discontinued operations for the quarter ended September 30, 2007 which was an estimate at that time because the settlement negotiations with Atlas had not yet been finalized.
Pursuant to the Original and Amended Asset Purchase Agreement, Atlas agreed to complete the performance of the projects sold to it. MasTec NA, however, could not terminate its obligations to the surety bonding companies for the performance and payment bonds for projects sold to Atlas. At December 31, 2007, MasTec believes that the estimated cost to complete on the $161.8 million in performance and payment bonds related to these projects and assets was $8.4 million. However, MasTec believes that the accounts receivable and the estimated remaining revenue related to these projects is greater than the estimated $8.4 million cost to complete these projects. Under the terms of the Revised Amended Agreement, Atlas is no longer required to issue a standby letter of credit in MasTec NA’s favor in February 2008 to cover any remaining exposure. Instead, pursuant to the terms of the Settlement Agreement, Atlas has entered into indemnity agreements directly with certain surety bonding companies in connection with

MasTec NA’s bonded obligations. Therefore, if Atlas is unable to meet its contractual obligations, the surety bonding company can seek its remedies under the indemnity agreement. If the surety bonding company, however, pays the amounts due under the bonds, the surety bonding company will seek reimbursement of such payment from MasTec NA. Accordingly, the Company may incur losses in the future related to these contingent liabilities if Atlas does not complete the bonded contracts and MasTec is unable to recover such losses from Atlas pursuant to the indemnification provisions contained in the Revised Amended Agreement.
Pursuant to the Original and Amended Asset Purchase Agreement MasTec NA agreed to keep certain other liabilities related to the state Department of Transportation projects and assets that were sold to Atlas, including certain obligations under leases between the parties and certain other litigation matters. In addition, MasTec NA may also be unable to recover any losses it incurs as a result of any third party claims to the extent any third parties seek payment from MasTec NA directly and MasTec NA is unable to recover such losses from Atlas pursuant to the indemnification obligations contained in the Revised Amended Agreement; including, in the event Atlas were financially unable to meet certain obligations, any losses resulting from creditor claims.
The foregoing summary of the Settlement Agreement and Revised Amended Agreement is not complete and is qualified in its entirety by reference to the Settlement Agreement and Revised Amended Agreement. Copies of the Settlement Agreement and Revised Amended Agreement are attached hereto as Exhibits 10.1 and 10.2, respectively, and are hereby incorporated by reference herein.
This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that the actual costs to complete the projects sold to Atlas may differ from the estimated costs to complete those projects, as well as other risks detailed in our filings with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking statements.

ITEM 9.01 Financial Statements and Exhibits.
(d) Exhibits
     10.1 — Settlement Agreement dated January 24, 2008 between MasTec North America, Inc. and ATLAS Traffic Management Systems LLC.
     10.2 — Revised Amended and Restated Asset Purchase Agreement dated January 24, 2008 between MasTec North America, Inc. and ATLAS Traffic Management Systems LLC.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTEC, INC.
Date: January 30, 2008	By:	/s/ C. Robert Campbell
C. Robert Campbell
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Settlement Agreement dated January 24, 2008 between MasTec North America, Inc. and ATLAS Traffic Management Systems LLC

10.2	Revised Amended and Restated Asset Purchase Agreement dated January 24, 2008 between MasTec North America, Inc. and ATLAS Traffic Management Systems LLC